Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Rick Moberg

Aware, Inc.
781-276-4000

Aware, Inc. Reports Third Quarter 2015

Financial Results

BEDFORD, MASS. – October 22, 2015 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software and services, today reported financial results for its third quarter ended September 30, 2015.

Revenue for the third quarter of 2015 was $4.0 million, a decrease of 33% compared to $6.0 million in the same quarter last year. Net income in the third quarter of 2015 was $2.2 million, or $0.10 per diluted share, which compared to $2.6 million, or $0.11 per diluted share, in the same period a year ago.

Lower revenue in the third quarter of this year versus last year was primarily due to lower software license and services revenue. Software license revenue was lower primarily because license revenue in the third quarter of 2014 included a $1.0 million sale to a government agency whereas there were no sales of that magnitude this quarter. Services revenue was lower this quarter primarily because a large project with a U.S. government customer that has been winding down over the past few quarters ended in the third quarter of 2015.

Lower net income in current quarter versus last year was due to two factors that decreased net income and one factor that increased net income. The two factors that caused net income to be lower were: i) the software license and services revenue decline as described in the previous paragraph; and ii) the year ago quarter included a $2.1 million gain on the sale of DSL patents whereas there was no such gain this quarter.

Aware, Inc.  •  40 Middlesex Turnpike  •  Bedford, MA  USA  01730-1432

Tel: (781) 276-4000  •  Fax: (781) 276-4001  •  E-mail: IR@aware.com

Aware, Inc. Reports Third Quarter 2015 Financial Results	Page 2

The factor that caused net income to be higher this quarter was a benefit from income taxes. As we previously reported, the IRS commenced an examination of our tax return for the year ended December 31, 2012 in September 2014. In July 2015, the IRS notified us that it had completed its examination and that it had no changes to our reported tax. As a result of the completion of the IRS examination, we determined that a $1.9 million reserve for uncertain tax positions we had established on federal research and development credits was no longer required. We reversed the reserve in the current quarter which had the effect of creating a net benefit from income taxes in the three and nine months ended September 30, 2015.

For the nine months ended September 30, 2015, revenue decreased 35% to $12.7 million, compared to $19.4 million in the same period a year ago. Net income for the nine months ended September 30, 2015 was $2.8 million, or $0.12 per diluted share, which compared to net income of $4.3 million, or $0.19 per diluted share, in the same period a year ago.

Lower revenue in the nine month period this year versus the same period last year was primarily due to lower revenue from software licenses, services, hardware, and DSL royalties. Software license revenue was lower primarily due to the aforementioned $1.0 million sale to a U.S. government agency in 2014. Services revenue was lower primarily because several projects with U.S. government customers, including the large customer mentioned above, have been completed. The loss of services revenue from these customers was partially offset by services revenue from two commercial customers. Hardware revenue was $4.8 million lower because we shipped no hardware to our sole U.S. government hardware customer in 2015. And, DSL royalty revenue continued its expected decline.

Lower net income in the nine month period of this year versus last year was due to the same set of factors that caused quarterly net income to be lower. Namely, lower revenue and patent related income decreased net income and the income tax benefit partially offset lower income from those sources.

Aware, Inc. Reports Third Quarter 2015 Financial Results	Page 3

Rick Moberg, Aware’s co-chief executive officer and chief financial officer, said “This was an unusual financial quarter for us in that orders we expected to receive during the quarter slipped into the next quarter and we recorded a large income tax benefit. The income tax benefit was the result of a positive IRS audit outcome.

As we have discussed in previous earnings releases, our strategy is to broaden our biometrics business through opportunities in commercial markets. We are pleased to report progress towards that goal in the third quarter with the signing of a software license agreement with Certisign in Brazil. Certisign is the largest supplier of digital certificates in Brazil. We have been working with them since the summer of 2014 to develop and pilot test a new biometric identity proofing and authentication service they intend to offer their customers. The signing of the software license agreement signifies the beginning of the service rollout phase.

Certisign’s target customers include banks, retailers, telecoms, healthcare providers, and government agencies that want to reduce fraud by authenticating the identity of their customers and employees through a software-as-a-service model. Biometric enrollment and identity proofing can be conducted either at a customer's premises or at one of Certisign's 1,400+ retail locations. Biometric authentication is performed by a customer’s staff using workstations installed at the location of their choice.

Certisign’s platform and service offering was built on key Aware software products, including Biometric Services Platform (BioSP™), Nexa™, Inquire™, and Astra™. The enrollment and verification stations will be branded by Certisign and were built using Aware's NISTPack, SequenceCheck™, LiveScan API, PreFace™, and IrisCheck™ SDKs.

Aware will receive a per-transaction fee for Certisign's right to use our software in their system. We are excited by what this partnership may mean for Aware’s business.”

About Aware

Aware is a leading provider of biometrics software products and development services to governments, system integrators, and solution providers globally. Our products include SDKs, software components, workstation applications, and a modular, centralized, service-oriented platform. They fulfill a broad range of functions critical to biometric authentication and search, including face, fingerprint, and iris autocapture, image quality assurance, data compliance, capture hardware peripheral abstraction, centralized data processing and workflow, subsystem connectivity, and biometric matching algorithms. The products are used to enable identity-centric security solutions with biometrics for applications including border management, credentialing and access control, intelligence and defense, and law enforcement. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts.

See Aware’s website for more information about our biometrics software products.

Aware, Inc. Reports Third Quarter 2015 Financial Results	Page 4

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) hardware revenue is likely to decline in future periods; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) our intellectual property is subject to limited protection; xi) we may be sued by third parties for alleged infringement of their proprietary rights; xii) we must attract and retain key personnel; xiii) we rely on single sources of supply for certain components used in our hardware products; xiv) our business may be affected by government regulations and adverse economic conditions; xv) we may make acquisitions that could adversely affect our results, and xvi) we may have additional tax liabilities.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2014 and other reports and filings made with the Securities and Exchange Commission.

Aware, BioSP,Nexa, Inquire, Astra, Sequence Check, PreFace and IrisCheck are trademarks or registered trademarks of Aware, Inc. Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc. Reports Third Quarter 2015 Financial Results	Page 5

AWARE, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue:
Software licenses	$2,076	$3,077	$5,997	$6,759
Software maintenance	1,220	1,085	3,651	3,282
Services	652	1,585	2,727	3,931
Hardware	-	132	-	4,813
Royalties	93	148	299	626
Total revenue	4,041	6,027	12,674	19,411

Costs and expenses:
Cost of hardware	-	90	-	3,403
Cost of services	416	615	1,532	1,697
Research and development	1,489	1,381	4,364	4,060
Selling and marketing	849	973	2,885	2,813
General and administrative	858	940	2,604	2,719
Total costs and expenses	3,612	3,999	11,385	14,692

Patent related income	-	2,127	-	2,127

Operating income	429	4,155	1,289	6,846
Other income/(expense)	-	-	12	(59)
Interest income	35	43	109	182
Income before provision for income taxes	464	4,198	1,410	6,969
Provision for (benefit from) income taxes	(1,733)	1,599	(1,378)	2,625
Net income	$2,197	$2,599	$2,788	$4,344

Net income per share – basic	$0.10	$0.11	$0.12	$0.19
Net income per share – diluted	$0.10	$0.11	$0.12	$0.19

Weighted-average shares – basic	22,930	22,804	22,888	22,687
Weighted-average shares - diluted	23,011	22,893	22,949	22,781

Comprehensive income:
Net income	$2,197	$2,599	$2,788	$4,344
Other comprehensive income (net of tax):
Unrealized gains (losses) on available for sale securities	(1)	(67)	(41)	54
Comprehensive income	$2,196	$2,532	$2,747	$4,398

Aware, Inc. Reports Third Quarter 2015 Financial Results	Page 6

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	September 30, 2015	December 31, 2014

ASSETS
Cash and investments	$47,279	$45,413
Accounts receivable, net	2,409	3,619
Inventories	616	2
Property and equipment, net	5,078	5,289
Deferred tax assets	917	972
All other assets, net	1,211	598

Total assets	$57,510	$55,893

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$3,394	$3,430
Long-term deferred revenue	150	74
Total stockholders’ equity	53,966	52,389

Total liabilities and stockholders’ equity	$57,510	$55,893

###

Aware, Inc.  •  40 Middlesex Turnpike  •  Bedford, MA  USA  01730-1432
Tel: (781) 276-4000  •  Fax: (781) 276-4001  •  E-mail: IR@aware.com